Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 29, 2025, with an effective date as of October 8, 2025 (the “Effective Date”), is made and entered into by and between BOXLIGHT, INC, a corporation organized under the laws of Washington (the “Employer”), having its principal offices located at 2750 Premiere Pkwy, Suite 900, Duluth, GA 30097 and Ryan Zeek an individual residing at 957 Persimmon Point, Atlanta, GA 30328 (the “Employee”). Employer and Employee are each referred to as “Party” and jointly referred to as the “Parties

WHEREAS, Employer desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is hereinafter agreed as follows:

1.     At-Will Status; Payments Due at Termination.

a.            At-Will Employment. The Employee acknowledges and agrees that he is an “at-will” employee, and that this Agreement and Employee’s services may be terminated at any time, with or without Cause (as defined below), at the option of either the Employer or Employee, with notice as provided herein.

(i)	Either Party may, at any time, terminate this Agreement by giving 60 days’ advance written notice to the other Party. If Employee terminates this Agreement for any reason Employee will be paid Employee’s regular compensation during the notice period for the portion of the notice period that the Employer requests that Employee provide continuing services. The Employer may accept Employee’s notice of termination effective immediately and, in such case, the Employer shall pay Employee any portion of Employee’s regular compensation earned and unpaid through the last day of Employee’s employment (the “Termination Date”) and shall have no further obligations to Employee.

(ii)	The Employer may terminate this Agreement at any time without notice for Cause and, in such case, the Employer shall pay Employee any portion of the Employee’s regular compensation earned and unpaid through the Termination Date and shall have no further obligations to Employee.

(iii)	If the Employer terminates this Agreement without Cause, the Employer may, at the Employer’s election, pay Employee the Employee’s Base Salary for the notice period and make Employee’s termination of employment effective immediately and shall have no further obligations to Employee except as provided herein.

b.            Payments Due at Termination Without Cause. No severance shall be payable if Employee’s employment terminates for Cause, due to Employee’s death or disability, or following Employee’s voluntary resignation. If Employer terminates Employee’s employment without Cause, Employer shall (i) continue to pay Employee as severance Employee’s then current Base Salary for a period six (6) months and such Base Salary continuation amount will be payable in accordance with Employer’s normal payroll practices for the payment of base salary to similarly-situated employees, except that the first installment of such payments shall be paid on the 60th day following the Termination Date, and shall include all installments that would have been paid if the Release referred to in Section 1(c) below had been effective at the termination date; and (ii) any Quarterly Bonus earned but unpaid at the termination date. Payments pursuant to this Section 1(b) shall be in lieu of any severance payments under any applicable policy of Employer in effect from time to time. Notwithstanding anything to the contrary herein, Employee shall not be entitled to receive any benefits pursuant to this Section 1(b) (and Employee shall automatically forfeit all rights to such benefits and shall promptly return to Employer any such payments previously received by Employee) if (i) Employee has not timely executed, delivered, and not revoked a Release (as described in Section 1(c)); (ii) Employee breaches or otherwise does not comply with the covenants and other obligations set forth in the Release; or (iii) Employee breaches or otherwise fails to comply with this Agreement, including, but not limited to the covenants set forth in Section 5.

c.            Release. No payment under Section 1(b) above shall be due to Employee unless Employee shall have executed and delivered to Employer within the time frame provided a release of any and all claims against Employer and its affiliates (and their respective present and former officers, directors, employees and agents – collectively the “Released Parties”) and a covenant not to sue the Released Parties, all in form and substance as provided by Employer (the “Release”) and the Release becomes effective according to its terms. In the event Employee shall decline or fail for any reason to timely execute and deliver such Release or it otherwise does not become effective, Employee shall not be entitled to any amounts after employment terminates, except as required by law.

d.            Definition of Cause. “Cause” shall be determined in good faith by the Employer’s CEO or board of directors (the “Board”) and shall mean (i) Employee’s commission of any act that constitutes fraud, embezzlement, or intentional misconduct; (ii) Employee’s material failure to perform his duties under this Agreement or as may be reasonably delegated to Employee by the CEO, which failure is not corrected within thirty (30) days after written notice from CEO specifying the nature of the failure; (iii) Employee’s breach of Employee’s fiduciary duty to Employer; (iv) Employee being formally charged with a crime, the pending nature of which, in the reasonable opinion of the CEO or the Board, materially conflicts with or compromises the business interests, goodwill, or reputation of Employer; (v) Employee’s material breach of any provision of this Agreement or any other agreement with Employer, any of Employer’s written policies of general application as in effect from time to time, or any other substantial lawful obligation of Employee’s employment provided in each case that, if reasonably capable of cure, such breach has not been cured within ten (10) days after written notice from Employer to Employee; (vi) Employee’s conviction of, or plea of guilty or nolo contendere to, or indictment for a felony or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud; or (vii) Employee knowingly engaging in wrongful conduct that compromises the business interests, goodwill, or reputation of Employee.

2.     Duties and Responsibilities.

a.            General. The Employee shall serve as the Employee of the Employer, reporting to and subject to the general direction of the CEO of the Employer (the “CEO”). The Employee shall have responsibility for the overall day-to-day accounting and finance operations of the Employer. In addition, the Employee shall have such other duties as are normally associated with the capacity in which the Employee will be serving, as well as such other duties as may be assigned from time to time by the CEO.

b.            Time. Employee shall devote his full professional and business time, attention and energy to Employee’s duties hereunder, faithfully and diligently perform such duties, obey the directions of the CEO, comply with Employer’s employment policies and practices, and use Employee’s best efforts to promote the interest of the Employer. Employee shall at all times carry out the duties assigned to Employee in a loyal, trustworthy, and businesslike manner and shall devote the time necessary to meet or exceed Employer’s business goals and objectives. During Employee’s employment with the Employer, Employee will not be engaged (whether or not during normal business hours) in another business of professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, without the prior written consent of Employer.

3.     Salary and Bonus.

a.            Base Salary. Employer shall pay to the Employee a salary (the “Base Salary”) at an annual rate of Two Hundred Sixty Thousand Dollars ($260,000). Such Base Salary shall be paid to the Employee on a semi- monthly basis in accordance with the customary payroll practices of the Employer. The CEO or the Board will review the amount of Employee’s Base Salary annually, and it may be adjusted at the discretion of the Board.

b.            Quarterly Bonus. In addition to the Base Salary, Employee is eligible to receive a quarterly performance-based bonus. The total annualized value of the performance-based bonus will be $106,000 for on target performance. The CEO shall evaluate the performance of the Employee and, if deemed appropriate by the CEO, the Employee shall be awarded each quarter of the calendar year a discretionary cash bonus in an amount to be determined at the sole discretion of the CEO or Board (the “Quarterly Bonus”). The Quarterly Bonus shall be paid to the Employee in accordance with Employer’s bonus policies in effect from time to time. In order to be eligible for a Quarterly Bonus, Employee must be employed with Employer on the day of the payout. No amount of the Quarterly Bonus is earned or accrued prior to the payout date.

4.     Incentive Awards and Fringe Benefits.

a.            Employee Stock Options. In addition to (and not in lieu of) the Base Salary and Eligible Bonus, the Employee shall be eligible for participation in an executive equity incentive plan. The details of the plan, and the Employee’s specific participation will be forthcoming subject to approval of the Board of Directors.

b.            Benefit Plans. In addition to the Base Salary and Quarterly Bonus, and except as otherwise set forth herein, the Employee shall be eligible to participate in all employee benefit plans including medical, disability, 401K and other employee benefit plans and programs generally provided by the Employer to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Employee is eligible for the respective terms of such benefit plans and programs.

c.            Expenses. The Employer shall pay or reimburse the Employee, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business.

d.            Vacation. The Employee shall be entitled to five (5) weeks of annual paid vacation per calendar year in accordance with the Employer’s policies.

5.     Certain Covenants of the Employee

a.            Confidential information. The Employee acknowledges that in the course of his employment with the Employer he may receive certain information, knowledge and data concerning the business of the Employer and its affiliates or pertaining to any individual, firm, corporation, limited liability company, partnership, joint venture, business, organization, or other entity (each, a “Person”) which the Employer may do business with during Employee’s employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Employer and its and affiliates acquired in connection with your employment (hereinafter referred to collectively as “Confidential Information”), which the Employer and its affiliates desire to protect. The Employee expressly agrees and understands that such Confidential information is confidential and agrees that during and after Employee’s employment with Employer, Employee will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Employee will not (i) use the Confidential Information for any purpose whatsoever other than for the benefit of Employer in the course of Employee’s employment, or (ii) disclose, divulge, or communicate, whether orally, in writing, or otherwise, the Confidential Information to anyone outside of the Employer or any affiliate and their respective shareholders, members, officers, employees, directors, consultants or agents. Employee acknowledges that Employee was previously employed by Employer for a period of time prior to the date of this Agreement (“Prior Employment Period”). Employee further agrees that if and to the extent that, during the Prior Employment Period, Employee received access to any information from or on behalf of Employer that would have been considered Confidential Information if Employee received access to such information during the period of Employee’s employment with Employer under this Agreement, then any such information shall be deemed “Confidential Information” hereunder.

Confidential Information does not include any such information which Employee can establish (i) was publicly or generally known or made generally available prior to the time of disclosure by Employer or its affiliates to Employee; (ii) becomes publicly or generally known or made generally available after disclosure by Employer or its affiliates to Employee through no wrongful action against or breach of confidentiality obligations owed to the owner of the information; (iii) comes into Employee’s rightful possession after the date of this Agreement, without confidentiality obligations, and prior to the time of disclosure by Employer or its affiliates as shown by Employee’s then-contemporaneous written records; (iv) is independently developed by the Employee after the date of the Prior Agreement without any reference to, or any use of, any Confidential Information and not in connection with the Employee’s performance of legitimate business purposes on behalf of the Employer or its affiliates with respect to the Employee’s employment with the Employer; or (v) was known by Employee prior to the Prior Agreement.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing herein prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information or a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee does not need the prior authorization of Employer to make any such reports or disclosures and Employee is not required to notify Employer that he has made such reports or disclosures. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose Employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

b.            Return of Information. The Employee shall, on the Termination Dated or at Employer’s earlier request, promptly deliver and surrender to the Employer all papers, memoranda, notes, emails, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by Employee or coming into Employee’s possession by or through his or her employment hereunder and relating to the Confidential Information referred to in this Section 5 or otherwise relating to the Employer’s business, and the Employee agrees that all such materials will at all times remain the property of the Employer.

c.            Non-Competition Agreement. By his execution of this Agreement, Employee expressly acknowledges and agrees that the agreements and covenants contained in this Section 5(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Employer and are appropriate in scope and the Business is conducted in North America and Europe (the “Territory”). Employee covenants and agrees that during the period commencing on the Effective Date and ending on a date which shall be two (2) years following the Termination Date of the Employee's employment with the Employer, irrespective of the reason for such termination (the “Restricted Period”), Employee shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) perform the services the Employee performed, or which are substantially similar to those which the Employee performed, for or on behalf of Employer within the one (1) year period prior to the Termination Date for any Competitor within the Territory; or (iii) have an interest in any person, firm, corporation, limited liability company, partnership, joint venture, business, organization, or other entity engaged in any business that competes with the Employer in the Territory, directly or indirectly, in any capacity, including as a shareholder, partner, member, officer, director, manager, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any Person which is publicly traded if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between the Employer or any of its Affiliates and customers, suppliers or prospects of the business.

For purposes of this provision, the term “Competitor” means any person or entity that is engaged in the same or substantially similar business as the Employer’s business (as conducted or actively planned to be conducted within the one (1) year preceding the Termination Date) and/or that offers or provides activities, products, or services that are the same as or substantially similar to the activities, products, or services offered or provided by Employer during the one (1) year period before the Termination Date, as defined below, or about which Employer has made plans within that period to develop, offer, or provide.

d.            Non-Solicitation of Customers. Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, on behalf of Employee or on behalf of any other person or entity, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor or licensee, or consultant, solicit or attempt to solicit any Customer or Prospective Customer of Employer for the purpose of providing goods or services competitive with the Employer’s business.

For purposes of this provision, the term “Customer” shall mean all persons or entities with whom Employee had Material Contact on behalf of Employer who are (i) customers of Employer in connection with the Employer’s business on the Termination Date or (ii) were customers of Employer in connection with the Employer’s business at any time during the two (2) years preceding the Termination Date. The term “Prospective Customer” shall mean all persons or entities with whom Employee had Material Contact on behalf of Employer who were actively canvassed or solicited by or on behalf of Employer in connection with the Employer’s business at any time during the one (1) year preceding the Termination Date. The term “Material Contact” shall mean the contact between Employee and each Customer or Prospective Customer of Employer: (i) with whom or which Employee dealt on behalf of Employer; (ii) whose dealings with Employer were coordinated or supervised by Employee; (iii) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Employer; or (iv) who receives products and services authorized by Employer, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within two (2) years prior to the Termination Date.

e.            Non-Solicitation of Employees and Independent Contractors. Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, on behalf of Employee or on behalf of any other person or entity, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor or licensee, or consultant, solicit or attempt to solicit to leave the employment of Employer or any of its affiliates, or end their relationship with Employer or any of its affiliates, anyone who is an employee, independent contractor, or consultant of Employer. This provision is limited to those employees, independent contractors, and consultants with whom Employee has had material contact or about whom Employee possesses confidential information.

f.            Non-Disparagement. Except for reporting to the CEO or the Board or their designee in connection with Employee’s performance of his job duties on behalf of Employer, during the Restricted Period, Employee agrees not to do or say anything that criticizes or disparages Employer or any related or affiliated entity of Employer, including their management or practices, or that disrupts or impairs their normal, ongoing business operations, or that harms their reputation with employees or the public. This provision shall not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct protected by Sarbanes-Oxley or any other applicable law. This provision also does not apply on occasions when Employee provides truthful information in good faith in any administrative charge or complaint Employee may file with a federal, state, or local antidiscrimination or other employment-related agency or when Employee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Employee with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require Employee to provide notice to Employer or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and Employee is not required to notify Employer or its attorneys that Employee has made any such Whistleblower Disclosures

g.            Scope. It is expressly agreed that if any restrictions set forth in this Section 5 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

6.     Specific Performance. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 5 of this Agreement may be inadequate, agrees that the Employer shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

7.     Indemnification. Throughout Employee’s employment with Employer, the Employer hereby agrees to maintain officers and directors' liability insurance with one or more recognized insurance carriers and to cover the Employee under all of such policies and to provide indemnity to the Employee, in his capacity described in this Agreement, to the fullest extent provided under Georgia law as provided herein, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Employer of all legal fees, court costs and filing fees, as incurred by the Employee (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Employer, (ii) the failure of the Employer to perform or observe fully any covenant, agreement or provision to be performed or observed by the Employer to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the Employer’s business.

8.     Severability. In case of any term, phrase, clause, Section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several and shall not defeat or impair the remaining provisions hereof.

9.     Waiver. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Employee.

10.  Assignment; Binding Affect; Change in Control. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. However, the rights and benefits of Employee under this Agreement are personal and no such right or benefit shall be subject to voluntary or involuntary assignment or transfer by Employee. The Employer may assign this Agreement and its right and obligations under this Agreement to any successor to all or substantially all of Employer’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sales of assets or stock, or otherwise. In the event Employer experiences a Change in Control (as defined herein), Employer shall cause person or entity acquiring the Employer with respect to the Change of Control to assume Employer’s obligations under this Agreement. For the purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:

a.            A change in the ownership of the Employer which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of stock in the Employer that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of the stock of the Employer; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any Person who is considered to own more than 50% of the total voting power of the stock of the Employer before the acquisition will not be considered a Change in Control; or

b.            The individuals who constitute the members of the Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Employer, to constitute at least fifty-one percent (51%) of the members of the Board; or

c.            The consummation of any of the following events: (i) a change in the ownership of a substantial portion of the Employer’s assets, which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Employer that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions, or (ii) a merger, consolidation or reorganization involving the Employer, where either or both of the events described in clauses (a) or (b) above would be the result. For purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Employer’s assets or a Change in Control: (A) a transfer to an entity that is controlled by the Employer’s stockholders immediately after the transfer, or (B) a transfer of assets by the Employer to: (1) a stockholder of the Employer (immediately before the asset transfer) in exchange for or with respect to the Employer’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Employer, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Employer, or (4) an entity, at least 50% of the total equity or voting power of which is owned, directly or indirectly, by a Person described in subsection (c)(B)(3) above. For purposes of this subsection (c), gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

11.  Section 409A Compliance. This Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to severance amounts payable in the event of termination of Employee’s employment without Cause, each such payment is a separate payment within the meaning of the final regulations under Section 409A. It is intended that all payments hereunder shall be exempt from or shall comply with Section 409A and the regulations promulgated thereunder so as not to subject Employee to payment of interest or any additional tax under Section 409A. Solely as necessary to comply with Section 409A, for purposes of this Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(h).

12.  Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

13.  Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

14.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a federal or state court located in Fulton County, Georgia and the parties hereto consent to jurisdiction before and waive any objections to the venue of such courts. The Employee agrees to accept service of process in connection with any such action or proceeding by certified or registered mail or by personal delivery, in any manner permitted for a notice in Section 19 of this Agreement.

15.  Attorneys' Fees. In the event that any suit or other legal proceeding is brought by Employer for the enforcement of any of the provisions of this Agreement, Employee hereby agrees that in the event that Employer prevails in such suit or legal proceeding, Employer shall be entitled to recover from Employee upon final judgment on the merits its reasonable attorneys' fees, including attorneys' fees for any appeal and costs incurred in bringing such suit or proceeding.

16.  Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

18.  Employee Representations and Warranties. Employee represents and warrants to Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Employee has no physical, mental or other disability that would hinder his performance of his duties under this Agreement, and (iii) Employee has had the opportunity to consult with an attorney of Employee’s choosing in connection with the negotiation of this Agreement.

19.   Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Employee at his residence (as set forth in Employer's corporate records) or to the Employer at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified or registered mail, or one (1) business day after deposit with an overnight courier.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the first written above;

EMPLOYER:

BOXLIGHT, INC

/s/Dale Strang
Dale Strang
Chief Executive Officer

EMPLOYEE:

/s/Ryan Zeek
Ryan Zeek

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